UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

__________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

March 31, 2009
Date of Report
(Date of earliest event reported)

SOCKET MOBILE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-13810 (Commission File Number)	94-3155066 (IRS Employer Identification No.)

39700 Eureka Drive
Newark, CA 94560
(Address of principal executive offices, including zip code)

(510) 933-3000
 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Principal Officers

On March 31, 2009, the Company terminated the employment of Thomas L. Noggle, Vice President of Engineering, and Robert C. Zink, Vice President of Worldwide Sales and Marketing, as part of a streamlining of the Company's executive team as a cost saving measure. The terms of the terminations are provided under the Executive Employment Agreements between each of the officers and the Company as reported on the Company's Form 8-K dated January 21, 2009. As a result of Mr. Noggle's termination, Mr. Noggle is entitled to regular base salary for a period of three months, continued health insurance benefits for up to three months, certain variable compensation amounts under the Company's Management Variable Incentive Compensation Plan, and other benefits as provided in his Executive Employment Agreement. As a result of Mr. Zink's termination, Mr. Zink is entitled to regular base salary for a period of four months, continued health insurance benefits for up to four months, certain variable compensation amounts under the Company's Management Variable Incentive Compensation Plan, and other benefits as provided in his Executive Employment Agreement.

The duties of Mr. Noggle and Mr. Zink are being assumed by other officers and senior management employees of the Company as reported in a press announcement dated April 3, 2009 which is attached as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press announcement titled "Socket Mobile Streamlines Executive Team Organization"

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOCKET MOBILE, INC.

Date: April 3, 2009	By: /s/	David W. Dunlap

Name: David W. Dunlap Vice President, Finance and Administration and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press announcement titled "Socket Mobile Streamlines Executive Team Organization"